FOR IMMEDIATE RELEASE                     CONTACT:
Herman F. Dick, Jr.
(614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE SECOND
QUARTER ENDED JUNE 30, 2012

COLUMBUS, Ohio - August 9, 2012 - Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the second quarter ended June 30, 2012.

Net income for the second quarter ended June 30, 2012 was $2,341,000, or $0.33 per basic and $0.32 per diluted share, compared with $2,842,000, or $0.41 per basic and $0.39 per diluted share in the second quarter of 2011. Total net sales for the second quarter were $44,544,000, compared with $35,294,000 in the same quarter of 2011. Product sales totaled $41,209,000, increasing 23% from $33,547,000 for the second quarter of 2011. The increase in sales was primarily due to higher demand from North American heavy and medium-duty truck customers and recent new business awards.

For the first six months of 2012, net income was $4,976,000 or $0.70 per basic and $0.67 per diluted share, compared with net income of $5,111,000, or $0.74 per basic and $0.70 per diluted share, for the same period of 2011. Total net sales for the first six months of 2012 were $89,073,000, compared with $64,283,000 for the same period of 2011. Product sales increased 37%, to $85,540,000 through six months of 2012 compared to $62,521,000 for the same period in 2011.

Sales for the second quarter continued to be very strong and when combined with the first quarter, produced the highest six-month level of product sales in the history of the Company. "The sales growth reflects the overall improvement in the North American heavy and medium-duty truck market and the results of our initiatives to grow our sales with both existing and new customers," said Kevin L. Barnett, President and Chief Executive Officer. "Our year-over-year earnings did not compare as favorably due to 2011 gross margins exceeding historical levels and 2012 gross margins being below historical levels. We will continue to focus our efforts on improving our operational results," Barnett continued.

For the second half of 2012, industry analysts and several of the Company's customers are expecting a slowdown in truck production rates. Additionally, the Company does not expect any further sales from its Warsaw, Kentucky operation, which have totaled $355,000 to date in 2012, due to changing market conditions for the customer at that facility. "Based upon the terms of our supply agreement we do not expect to incur any further losses associated with the idling and likely closure of that operation," Barnett said.

Looking forward, the Company remains encouraged by recent truck industry analysts' forecasts for 2013, which project production levels to be above the levels estimated for 2012. The Company also anticipates the favorable impact of new product launches scheduled for start in the third and fourth quarters of this year. "We have also experienced a high level of new prospect opportunities as we continue to look to support our diversified growth strategy," Barnett concluded.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina; Warsaw, Kentucky and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon two major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2011 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	6/30/2012	6/30/2011	6/30/2012	6/30/2011

Product Sales	$41,209	$33,547	$85,540	$62,521
Tooling Sales	3,335	1,747	3,533	1,762
Net Sales	44,544	35,294	89,073	64,283
Cost of Sales	37,518	27,564	74,416	49,961
Gross Margin	7,026	7,730	14,657	14,322
Selling, General and Admin. Expense	3,587	3,177	7,200	6,100
Operating Income	3,439	4,553	7,457	8,222
Interest Expense - Net	16	267	125	449
Income before Taxes	3,423	4,286	7,332	7,773
Income Tax Expense	1,082	1,444	2,356	2,662
Net Income	$2,341	$2,842	$4,976	$5,111
Net Income per Common Share
Basic	$0.33	$0.41	$0.70	$0.74
Diluted	$0.32	$0.39	$0.67	$0.70
Weighted Average Shares Outstanding
Basic	7,086	6,907	7,077	6,899
Diluted	7,360	7,333	7,378	7,287

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	6/30/2012	As of
	(Unaudited)	12/31/2011
Assets:
Cash	$—	$4,634
Accounts Receivable	26,254	22,048
Inventories	12,600	11,408
Other Current Assets	4,626	3,707
Property, Plant & Equipment - Net	51,893	49,344
Deferred Tax Asset - Net	1,095	1,045
Other Assets	1,107	1,112
Total Assets	$97,575	$93,298

Liabilities and Stockholders' Equity:
Revolving Line of Credit	$2,233	$—
Current Portion of Long-term Debt and Interest Rate Swaps	4,293	4,277
Accounts Payable	12,849	9,813
Compensation and Related Benefits	5,097	7,147
Accrued Liabilities and Other	1,919	2,748
Long-Term Debt and Interest Rate Swaps	6,722	9,635
Post Retirement Benefits Liability	9,259	9,582
Stockholders' Equity	55,203	50,096
Total Liabilities and Stockholders' Equity	$97,575	$93,298